Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Class A, Class B, Class C and Class Y Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C and Class Y Statement of Additional Information and to the incorporation by reference of our report, dated February 18, 2005, on the financial statements and financial highlights of Pioneer Research Fund included in the Annual Report to the Shareowners for the year ended December 31, 2004 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 8 to the Registration Statement (Form N-1A No 333-87233) of Pioneer Research Fund.


                                                         /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 22, 2005